Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

CONTACT:

Jon Clark

Executive Vice President, Chief Financial Officer

(860) 286-2419

jclark@indusrt.com

Investor Relations

investor@indusrt.com

INDUS ANNOUNCES 2022 SECOND QUARTER
LEASING, PIPELINE AND CORPORATE UPDATES

NEW YORK, NEW YORK (July 6, 2022) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS” or the “Company”), a U.S. based industrial/logistics REIT, announced the following updates on leasing, its acquisition pipeline, development pipeline and corporate updates for the three months ended June 30, 2022 (the “2022 second quarter”)1:

Highlights

●	Completed the acquisition of a fully leased, approximately 205,000 square foot portfolio of last-mile facilities located in the Orlando and Palm Beach, Florida markets
●	Completed two leases of first generation space totaling approximately 102,000 square feet and two lease renewals totaling approximately 256,000 square feet
●	Developed and placed in service a 67% pre-leased, approximately 102,000 square foot building in Lehigh Valley, Pennsylvania
●	Stabilized[2] portfolio was 100.0% leased as of June 30, 2022; total in-service portfolio was 99.4% leased as of June 30, 2022
●	Amended and restated the existing $100 million Credit Agreement to increase the size to $250 million with the addition of a new $150 million delayed draw term loan with a term of five years (the “Term Loan”)
●	Repaid four existing mortgages covering ten buildings with $60 million in proceeds from the Term Loan resulting in no fixed-rate debt maturities until 2027

Leasing Activity3

INDUS reported the following second generation leasing metrics for the 2022 second quarter:

			Weighted	Weighted	Weighted Avg. Rent
			Avg. Lease	Avg. Lease	Growth[5]
	Number	Square	Term in	Costs PSF	Straight-line	Cash
	of Leases	Feet	Years	per Year[4]	Basis	Basis
Renewals	2	256,000	3.2	$0.46	41.1%	34.7%

In addition to the above leases signed during the period, INDUS also executed two first generation leases totaling approximately 102,000 square feet for projects currently in its development pipeline (see below section on “Development Pipeline”). One lease is for the expansion of a seven-year agreement with a leading global shipping and logistics company for the balance of 110 Tradeport Drive. The tenant had previously signed a lease for 156,000 square feet and in the 2022 second quarter opted to lease the remaining 78,000 square feet. The other lease is a five-year agreement for approximately 24,000 square feet at Landstar Logistics. These leases are expected to commence in the third quarter of 2022.

As of June 30, 2022, INDUS’ 39 buildings aggregated approximately 5.7 million square feet. INDUS’ portfolio percentage leased and percentage leased of stabilized properties were as follows:

	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2022	2022	2021	2021
Percentage Leased	99.4%	100.0%	98.4%	95.4%
Percentage Leased - Stabilized Properties	100.0%	100.0%	100.0%	99.4%

As of June 30, 2022, INDUS’ only vacancy reflects approximately 34,000 square feet in the Lehigh Valley, Pennsylvania building that was developed and placed in service in the 2022 second quarter (see below section on “Development Pipeline”).

The short-term full-building lease of approximately 216,000 square feet at 782 Paragon Way in the Charlotte, North Carolina market is expected to expire in the third quarter of 2022. INDUS is currently marketing the space for lease and believes current market rents are significantly above the previous in-place rent.

Acquisition Pipeline

During the 2022 second quarter, INDUS completed the acquisition of a fully leased, approximately 205,000 square foot portfolio located in the Orlando and Palm Beach, Florida markets. The Company used cash on hand to pay the $31.6 million purchase price, before transaction costs, which equates to an in-place cash capitalization rate of approximately 4.6%. With this addition, in Florida INDUS owns approximately 621,000 square feet across seven buildings in addition to a two-building project totaling 195,000 square feet currently under development.

The following is a summary of INDUS’ acquisition pipeline as of June 30, 2022:

				Purchase
		Building		Price	Expected
Acquisition	Market	Size (SF)	Type	($ in millions)	Closing
Acquisitions Under Contract
Nashville Acquisition (two buildings)	Nashville, TN	184,000	Forward (42.9% pre-leased)	$31.5	Q4 2022
Charleston Forward Acquisition (one building)	Charleston, SC	263,000	Forward	$28.0	Q1 2023
Greenville/Spartanburg Acquisition (one building)	Greenville/Spartanburg, SC	280,000	Forward	$28.5	Q2 2023
Charlotte Forward Acquisition (one building)	Charlotte, NC	231,000	Forward	$21.2	Q3 2023
Total Acquisition Pipeline		958,000		$109.2

The acquisitions in INDUS’ pipeline are each subject to certain remaining contingencies. There can be no guarantee that these transactions will be completed under their current terms, anticipated timelines, or at all.

Development Pipeline

During the 2022 second quarter, INDUS completed and placed into service its approximately 102,000 square foot building in Lehigh Valley, Pennsylvania. INDUS had pre-leased approximately 68,000 square feet of this building and is currently marketing the remaining approximately 34,000 square feet (see above section on “Leasing Activity”).

The following is a summary of INDUS’ development pipeline as of June 30, 2022:

		Building		Expected
Name	Market	Size (SF)	Type	Delivery
Owned Land
110 Tradeport Drive (one building)	Hartford, CT	234,000	100% Pre-leased	Q3 2022
Landstar Logistics (two buildings)	Orlando, FL	195,000	Speculative/12.3% Pre-leased	Q3 2022
American Parkway (one building)	Lehigh Valley, PA	206,000	Speculative	Q2 2023

Land Under Purchase & Sale Agreement
Lehigh Valley Land parcel (one building)	Lehigh Valley, PA	90,000	Speculative	Q1 2024
Lehigh Valley Land 2 parcel (one building)	Lehigh Valley, PA	91,000	Speculative	Q1 2024
Total Development Pipeline		816,000

INDUS expects that the total development and stabilization costs of developments in its pipeline will total approximately $102 million, of which $36 million has been spent. The Company estimates that the underwritten weighted average stabilized Cash NOI yield on its development pipeline is between 6.0% - 6.5%.6 Actual initial full year stabilized Cash NOI yields may vary from INDUS’ estimated underwritten stabilized Cash NOI yield range based on the actual total cost to complete a project or acquire a property and its actual initial full year stabilized Cash NOI.

Closing on the purchase of the Lehigh Valley Land parcels and the completion and stabilization of the projects in the development pipeline are each subject to a number of contingencies. There can be no guarantee that these transactions and developments will be completed under their current terms, anticipated timelines, at the Company’s estimated underwritten yields, or at all.

Corporate Updates

On April 21, 2022, the Company amended its Credit Agreement to increase the size to $250 million with the addition of the new $150 million Term Loan. In addition, INDUS amended the maturity of its existing $100 million revolving credit facility under the Amended Credit Agreement from August 2024 to a new expiration date of April 2025 which remains subject to two, one-year extension options. The Amended Credit Agreement includes an accordion feature enabling the Company to increase the total borrowing up to an aggregate of $500 million which may take the form of additional revolving loan capacity or additional term loans, subject to certain conditions. The Term Loan bears an interest rate subject to a pricing grid based upon the Company’s ratio of total indebtedness to total asset value. Based on the Company’s current indebtedness, the Term Loan would bear an interest rate of SOFR plus a spread of 1.15%. Concurrent with the closing on the Term Loan, the Company entered into an interest rate swap to fix the interest rate on the Term Loan at an effective rate of 4.15%.

In May, the Company made an initial draw of $60 million from the Term Loan to repay approximately $62 million of existing mortgage debt (the “Repaid Debt”) which had encumbered ten buildings. In the third quarter of 2022, the properties previously secured by the Repaid Debt will be added to the Company’s borrowing capacity under the Amended Credit Agreement. The Company currently has no borrowings outstanding under its revolving credit facility and no fixed rate debt maturities until 2027.

About INDUS

INDUS is a real estate business principally engaged in developing, acquiring, managing, and leasing industrial/logistics properties. INDUS owns 39 buildings aggregating approximately 5.7 million square feet in Connecticut, Pennsylvania, North Carolina, South Carolina, and Florida.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include INDUS’ beliefs and expectations regarding future events or conditions including, without limitation, statements regarding the completion of acquisitions under agreements, pre-leasing agreements, construction and development plans and timelines, expected total development and stabilization costs of developments in INDUS’ pipeline, and the estimated underwritten stabilized Cash NOI yield of the Company’s development pipeline. Although INDUS believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by INDUS as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of INDUS, and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in INDUS’ Securities and Exchange Commission (“SEC”) filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in INDUS’ Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 11, 2022, as updated by other filings with the SEC. INDUS disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

1 Portfolio information and statistics are comprised solely of the Company’s industrial/logistics buildings and excludes the Company’s office/flex portfolio and other properties held for sale.

2 Stabilized properties reflect buildings that have reached 90% leased or have been in service for at least one year since development completion or acquisition date, whichever is earlier.

3 Leasing metrics exclude new and renewal leases which have an initial term of twelve months or less, as well as leases for first generation space on properties acquired or developed by INDUS. Leasing metrics also exclude leases tied to properties undergoing redevelopment or repositioning.

4 Lease cost per square foot per year reflects total lease costs (tenant improvements, leasing commissions and legal costs) per square foot per year of the lease term.

5Weighted average rent growth reflects the percentage change of annualized rental rates between the previous leases and the current leases. The rental rate change on a straight-line basis represents average annual base rental payments on a straight-line basis for the term of each lease including free rent periods. Cash basis rent growth represents the change in starting rental rates per the lease agreement on new and renewed leases signed during the period, as compared to the previous ending rental rates for that same space. The cash rent growth calculation excludes free rent periods.

6 As a part of INDUS’ standard development and acquisition underwriting process, INDUS analyzes the targeted initial full year stabilized Cash NOI yield for each development project and acquisition target and establishes a range of initial full year stabilized Cash NOI yields, which it refers to as “underwritten stabilized Cash NOI yields.” Underwritten stabilized Cash NOI yields are calculated as a development project’s or acquisition’s initial full year stabilized Cash NOI as a percentage of its estimated total investment, including costs to stabilize the buildings to 95% occupancy (other than in connection with build-to-suit development projects and single tenant properties). INDUS calculates initial full year stabilized Cash NOI for a development project or acquisition by subtracting its estimate of the development project’s or acquisition’s initial full year stabilized operating expenses, real estate taxes and non-cash rental revenue, including straight-line rents (before interest, income taxes, if any, and depreciation and amortization), from its estimate of its initial full year stabilized rental revenue.